Exhibit 8.1

List of Subsidiaries

The following is a list of the significant subsidiaries of CEMEX, S.A.B. de C.V. as of December 31, 2008, including the name of each subsidiary and its country of incorporation:

Cemex México, S.A de C.V.	Mexico

Cemex Construction Materials Florida LLC.	United States

Cemex Materials LLC.	United States

Cemex Inc.	United States

Cemex España, S.A.	Spain

Cemex Concretos, S.A. de C.V.	Mexico

Cemex Colombia, S.A.	Colombia

Assiut Cement Company	Egypt

Cemex Australia Pty Ltd.	Australia

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